Exhibit 99.1

Contact:

Brad W. Buss

EVP Finance & Administration and CFO

Cypress

(408) 943-2754

FOR IMMEDIATE RELEASE

Cypress Announces Management Change in Memory and Imaging Division

SAN JOSE, Calif., February 5, 2009 — Cypress Semiconductor Corp. (NYSE: CY) today announced that Ahmad Chatilla, EVP of the Memory and Imaging Division (MID), will be leaving the company this month to pursue an opportunity as the chief executive of a semiconductor and solar materials supplier. He will be replaced by 21-year Cypress veteran, Dana Nazarian, who is currently the vice president of the synchronous SRAM business unit of MID.

“Ahmad has been a valuable member of the Cypress executive team. Working with Dana and the rest of the management team in MID, he has created an extremely profitable and cash-flow-generating enterprise — even in the current economic environment,” commented T.J. Rodgers, CEO of Cypress. “We are sorry to see Ahmad leave after 15 years with Cypress, but we take pride in what he has been able to accomplish and we wish him the best in his new career as CEO of MEMC Electronic Materials, Inc.”

Dana Nazarian joined Cypress in 1988 as a new college graduate from Rensselaer Polytechnic Institute with a BSEE and rose steadily throughout the company in a variety of technical and business roles.

“As vice president of the Synchronous SRAM business unit, Dana has been the driving force in propelling our SRAM business to where it is today,” said Rodgers. “His focus on our customers, solutions and advanced products make him the natural successor to manage MID. Dana will report directly to me and join the executive team.”

“I am excited to take over the management of MID as we continue to grow market share and introduce leading-edge new products, cementing our position as the market leader in SRAMs over the coming year,” said Nazarian. “I believe we have the right mix of products to be our customers’ No. 1 strategic supplier now and in the future, and I plan to take MID to the next level of profitable growth for years to come.”

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the PSoC Programmable System-on-Chip, USB controllers, general-purpose programmable clocks, and memories. Cypress also offers wired and wireless connectivity solutions ranging from its CyFi low-power RF solution, to West Bridge and EZ-USB FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets, including consumer, computation, data communications, automotive and industrial. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

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Cypress and the Cypress logo, PSoC, West Bridge and EZ-USB are registered trademarks of Cypress Semiconductor Corporation. Programmable System-on-Chip and CyFi are trademarks of Cypress Semiconductor Corp. All other trademarks are the property of their respective owners.

The statement above regarding Mr. Nazarians expectations for the future of Cypress’s MID division is a forward-looking statement made pursuant to the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially due a variety of factors, including but not limited to the risks identified in our filings with the Securities and Exchange Commission. Such forward-looking statement is based upon information available to Cypress as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement.

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